UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Grand Canyon Education, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3300 W. Camelback Road

Phoenix, Arizona 85017

(602) 639-7500

March 27, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Grand Canyon Education, Inc. (the “Company”) to be held at Grand Canyon University Arena on the campus of Grand Canyon University at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:00 a.m., local time, on Thursday, May 16, 2013.

The notice of annual meeting and the proxy statement that follow describe the matters to come before the Annual Meeting. Each holder of record of shares of the Company’s common stock (Nasdaq GM: LOPE) at the close of business on March 26, 2013 is entitled to receive notice of and to vote at the Annual Meeting, and any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

Our Annual Meeting materials are available over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials as well as lowers the costs and reduces the environmental impact of our Annual Meeting. All stockholders as of the record date were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight, Mountain Standard Time, prior to the meeting.

We hope that you will be able to attend the Annual Meeting in person and we look forward to seeing you.

Sincerely,

Brian E. Mueller

  Chief Executive Officer and Director

This proxy statement is dated March 27, 2013, and is first being sent or made available to stockholders on or about April 4, 2013.

VOTING METHODS

The accompanying proxy statement describes important issues affecting Grand Canyon Education, Inc. If you are a stockholder of record as of the record date, you have the right to submit your proxy through the Internet, by telephone or by mail. You also may revoke your proxy at any time before the Annual Meeting. Please help us save time and administrative costs by submitting your proxy through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your voting instructions are confirmed and posted immediately. To submit your proxy:

1.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-652-VOTE (8683), 24 hours a day, seven days a week, through 11:00 p.m. (PT) on May 15, 2013.

b.	Please have available your notice card.

c.	Follow the simple instructions provided.

2.	BY INTERNET

a.	Go to the web site at www.investorvote.com, 24 hours a day, seven days a week, through 11:00 p.m. (PT) on May 15, 2013.

b.	Please have available your notice card.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you submit your proxy by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive instructions from the registered holder that you must follow in order to have your shares voted.

Your vote is important. Thank you for submitting your proxy.

Notice of Annual Meeting of Stockholders

to be held on May 16, 2013

To our Stockholders:

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Grand Canyon Education, Inc. (the “Company”), will be held at the Grand Canyon University Arena on the campus of Grand Canyon University at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:00 a.m., local time, on Thursday, May 16, 2013, for the following purposes:

1.	To elect a Board of Directors of seven directors, each to serve until the 2014 annual meeting of stockholders or until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the enclosed Proxy Statement;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed March 26, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of Grand Canyon Education, Inc., Office of the Chief Executive Officer, 3300 W. Camelback Road, Phoenix, Arizona 85017 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to submit the enclosed proxy by telephone or through the Internet in accordance with the instructions provided to you. If you received a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and submitting your proxy by telephone or through the Internet or returning your proxy by mail will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2013. Our Proxy Statement is attached. Financial and other information concerning Grand Canyon Education, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2012. A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, are available and may be viewed at www.edocumentview.com/LOPE.

By Order of the Board of Directors,

Brian E. Mueller

Chief Executive Officer and Director

Phoenix, Arizona

March 27, 2013

Grand Canyon Education, Inc.

3300 West Camelback Road

Phoenix, Arizona 85017

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is being solicited by our Board of Directors for use in connection with the Annual Meeting to be held on Thursday, May 16, 2013, at Grand Canyon University Arena on the campus of Grand Canyon University at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

Notice of Internet Availability

In accordance with the electronic delivery rules adopted by the Securities and Exchange Commission (“SEC”), the Company is permitted to furnish proxy materials to its stockholders on the Internet, in lieu of mailing a printed copy of proxy materials to each stockholder of record. You will not receive a printed copy of proxy materials unless you request a printed copy. The Notice, which was made available to our stockholders on or about April 4, 2013, instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials. The Notice also instructs you as to how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials and annual report, you must follow the instructions for requesting such materials included in the Notice. Alternatively, you may download or print these materials, or any portion thereof, from any computer with Internet access and a printer. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials. To access the Company’s proxy statement and annual report electronically, please visit www.proxyvote.com or the Company’s Investor Relations website at www.gcu.edu.

Record Date and Quorum

Only stockholders of record at the close of business on March 26, 2013, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on the record date, we had approximately 45,490,999 shares of our common stock outstanding and entitled to vote, with each such outstanding share entitled to one vote per share on each matter to be voted upon by stockholders. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Submission of Proxies; Revocation

All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation, submitting a properly executed proxy bearing a later date, voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for stockholders of record, or by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Deadlines for Stockholder Proposals

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the Securities and Exchange Commission (the “SEC”), including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal to be included in our proxy statement must be received at our principal executive offices, addressed to our Secretary, not less than 120 calendar days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2014 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Secretary, not later than the close of business on November 27, 2013. Subject to certain exceptions, stockholder business that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as we receive notice of the proposal as specified by, and subject to the conditions set forth in, our bylaws, addressed to our Secretary at our principal executive offices, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2014 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received not earlier than the close of business on January 17, 2014, nor later than the close of business on February 16, 2014.

A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the names and addresses of the beneficial owners, if any, on whose behalf the business is being brought, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (iv) any material interest of the stockholder and any such other beneficial owner in such business, and (v) the following information regarding the ownership interests of the stockholder or any such other beneficial owner, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and any such other beneficial owner; (B) any “derivative instrument” (which is defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company); (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company (meaning a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Vote Required

If you hold your shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on routine matters, which include the ratification of our independent public accountants. However, your record holder cannot vote your shares without your specific instructions on the election of directors or on the advisory vote described below on the compensation of our named executive officers. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on any of the proposals offered at the Annual Meeting other than ratification of our auditors and so will have no effect on the vote. We encourage you to provide instructions to your broker regarding the voting of your shares. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the Board of Directors of each of the nominees for director. Stockholders do not have the right to cumulate their votes in the election of directors. Votes that are withheld, abstentions, and broker non-votes will have no effect on the outcome of the election.

Advisory vote on the compensation of our named executive officers. Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal. Although this vote is advisory and is not binding on our Board of Directors, the Board of Directors and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.

Ratification of the appointment of the Independent Registered Public Accounting Firm. Approval of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal.

Adjournment or Postponement of Meeting

The Annual Meeting may be adjourned or postponed to any other time and to any other place at which a meeting of stockholders may be held by the chairman of the Annual Meeting or, in the absence of such person, by any officer entitled to preside at or to act as Secretary of the Annual Meeting, or by the holders of a majority of the shares of stock present or represented by proxy at the meeting and entitled to vote, although less than a quorum.

Expenses of Soliciting Proxies

We will bear the cost of soliciting proxies. In addition to solicitation by the use of mail or via the Internet, certain directors, officers and regular employees may solicit proxies by telephone or personal interview. None of such persons will receive any additional compensation for their services.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of the Company are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law, as implemented by the Company’s certificate of incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to ensure the success and continuity of business through the selection of qualified management. It is also responsible for ensuring that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles.

Board of Directors Meetings and Attendance

During our 2012 fiscal year, our Board of Directors held six meetings and each of our directors attended more than 75% of such meetings, except for Mr. Kevin F. Warren, who attended all meetings except for one telephonic meeting of the Board of Directors that was held following his appointment to the Board of Directors in September 2012. We do not have a formal policy regarding attendance of our directors at annual meetings of our stockholders, but we do encourage each of our directors to attend. Six of our seven directors attended our 2012 annual meeting.

Director Independence

Our Board of Directors periodically reviews the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our Company and management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Our Board of Directors has affirmatively determined that each director other than Brent D. Richardson, who is our Executive Chairman, and Brian E. Mueller, who is our Chief Executive Officer, is “independent,” as defined by the Marketplace Rules of the Nasdaq Stock Market. Prior to her appointment to the Board of Directors, Sara R. Dial served as a consultant to the Company for a brief period of time and received a consulting fee of approximately $25,000. Ms. Dial’s consulting agreement with the Company was terminated prior to her appointment to the Board of Directors and the Board of Directors reviewed Ms. Dial’s consulting arrangement and determined that it did not impair her independence. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board of Directors affirmatively determines that the director does not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

Board Leadership Structure

We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Currently, even though Mr. Richardson is an employee of the Company, the Board believes that Mr. Richardson’s role as Chairman ensures a greater role for the non-management directors in the oversight of the Company and encourages greater participation of the non-management directors in setting agendas and establishing priorities and procedures for the work of the Board. Because Mr. Richardson is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chairman of our Compensation Committee, Mr. David J. Johnson, as “lead independent director” to preside at executive sessions of “non-management” directors. The Board generally seeks to hold executive sessions twice a year.

Committees of Our Board of Directors

Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors. Our Board of Directors has established three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board committees on which such director served (during the periods that he served). In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. The composition of the Board committees complies with the applicable rules of the Nasdaq Stock Market and applicable law. Our Board of Directors has adopted a written charter for each of the standing committees, which are available in the Corporate Governance section of the Investor Relations page on our website at www.gcu.edu.

Audit Committee. Our Audit Committee consists of Messrs. Jack A. Henry (chair), Kevin F. Warren, and Bradley A. Casper, each of whom our Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market and the federal securities laws. Our Audit Committee met seven times during 2012. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The Audit Committee is also responsible for discussing the effectiveness of the internal controls over financial reporting with the firm and relevant financial management. Our Board of Directors has determined that each of Messrs. Henry, Warren and Casper qualifies as an “audit committee financial expert,” as defined under applicable federal securities laws.

Compensation Committee. Our Compensation Committee consists of Messrs. David J. Johnson (chair), and Jack A. Henry, each of whom the Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market. Our Compensation Committee met eleven times during 2012. The Compensation Committee is responsible for, among other things, supervising and reviewing our affairs as they relate to the compensation and benefits of our executive officers and directors. In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.

The Compensation Committee’s charter allows it to delegate any matters within its authority to individuals or subcommittees as it deems appropriate. In addition, the Compensation Committee has the authority under its charter to retain outside advisors to assist it in the performance of its duties. Beginning in the fall of 2009, the Compensation Committee has engaged Mercer as its compensation consultant and advisor to:

•	Provide recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Compensation Committee as to best practices.

In 2012, Mercer assisted the Company in revising its executive compensation strategy (including the terms of its executive employment agreements), provided market benchmark information, supported and reviewed the design of our incentive compensation plans, advised on the competitiveness of executive officer compensation, and provided regulatory and corporate governance guidance. In the past, Mercer has recommended a peer group of publicly traded education companies with median revenue near the Company’s revenue, which was approved as the Company’s peer group for 2012. The peer group consists of the following companies:

•	Education Management Corporation;

•	Career Education Corporation

•	DeVry, Inc.

•	Corinthian Colleges, Inc.

•	ITT Educational Services, Inc.

•	Lincoln Educational Services, Inc.

•	Strayer Education, Inc.
•	Universal Technical Institute, Inc.

•	Bridgepoint Education, Inc.

•	K12, Inc.

•	Capella Education, Inc.

•	Princeton Review, Inc.

•	Apollo Group, Inc.

•	American Public Education Co.

As a result of the trends analysis for peer group equity compensation practices, the Compensation Committee in 2012 approved the use of restricted stock awards as equity incentives for senior management members for 2012 and following years in lieu of stock options, which had been historically used. The Company typically adjusts base salary levels effective July 1 of each year and the Compensation Committee expects to utilize Mercer’s peer group analyses in setting compensation for 2013 and future years.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Messrs. Bradley A. Casper (chair), David J. Johnson and Kevin F. Warren, each of whom our Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market. Our Nominating and Corporate Governance Committee met seven times during 2012. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles, codes of conduct and compliance mechanisms; and providing oversight in the evaluation of the Board of Directors and each committee.

Code of Conduct

We have adopted our business code of conduct, which applies to all of our employees, directors, and consultants. The code of conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer and principal accounting officer, and other employees performing similar functions. A copy of our code of conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.gcu.edu. We intend to post on our website any amendment to, or waiver from, a provision of our code of conduct that applies to any director or officer, including our chief executive officer, chief financial officer and principal accounting officer, and other persons performing similar functions, promptly following the date of such amendment or waiver.

Risk Oversight

Our Board of Directors is responsible for oversight of our risk assessment and management process. The Board of Directors has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and has delegated to the Audit Committee tasks related to risk process oversight. In exercising its oversight duties, the Board of Directors receives reports from each committee regarding the committee’s considerations and actions. The Audit Committee’s process includes working with the Company’s Chief Risk Officer and other members of the Company’s enterprise risk management team, meeting periodically with the Chief Risk Officer and other members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee may also, from time to time, receive updates between meetings from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters.

Director Nomination Process

When selecting nominees for appointment or election to our Board of Directors, our Nominating and Corporate Governance Committee intends to make such selections pursuant to the following process:

•

the identification of director candidates by our Nominating and Corporate Governance Committee based upon suggestions from current directors and senior management, recommendations by stockholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our Nominating and Corporate Governance Committee to determine which candidates best meet our Board of Directors’ required and desired criteria;

•

interviews of interested candidates who best meet these criteria by the chair of the Nominating and Corporate Governance Committee, the chair of our Board of Directors, and/or certain other directors and management;

•

the recommendation by our Nominating and Corporate Governance Committee for inclusion in the slate of directors for the annual meeting of stockholders or for appointment by our Board of Directors to fill a vacancy during the interval between stockholder meetings; and

•	formal nomination by our Board of Directors.

Although our Nominating and Corporate Governance Committee will review each candidate’s qualifications to determine whether such candidate is appropriate for our Board of Directors, candidates need not possess any minimum qualifications or specific qualities or skills. In accordance with its charter, the Nominating and Corporate Governance Committee’s review and assessment of incumbent directors and proposed nominees includes the consideration of a candidate’s skills, business experiences, and background, which may include with respect to any particular incumbent or proposed nominee consideration of one or more of the following criteria:

•	The extent of the director’s/proposed nominee’s educational, business, non-profit or professional acumen and experience;

•	Whether the director/proposed nominee assists in achieving a mix of Board members that represents a diversity of background, perspective and experience;

•	Whether the director/proposed nominee meets the independence requirements of the listing standards of the Nasdaq Stock Market;

•	Whether the director/proposed nominee has the business experience relevant to an understanding of our business;

•	Whether the director/proposed nominee would be considered a “financial expert” or “financially literate” as defined in applicable listing standards or applicable law;

•

Whether the director/proposed nominee, by virtue of particular technical expertise, experience or specialized skill relevant to our current or future business, will add specific value as a Board member; and

•	Whether the director/proposed nominee possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

With respect to existing members of the Board of Directors, our Nominating and Corporate Governance Committee will reassess the qualifications of a director, including the director’s performance on our Board of Directors to date, the director’s current employment, the director’s service on other boards of directors and the director’s independence, prior to recommending a director for reelection to another term. All director-nominees were recommended for election at the Annual Meeting by our Nominating and Corporate Governance Committee, and such recommendations were formally approved by our Board of Directors.

Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Nominating and Corporate Governance Committee, c/o General Counsel, Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona 85017. Submissions must be received not less than 120 calendar days in advance of the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. For our 2014 Annual Meeting of Stockholders, stockholder nominations must be received by November 27, 2013.

Each submission must set forth: (i) the name and address of the stockholder who intends to make the nomination, or the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the following information regarding the ownership interests of the stockholder and such other beneficial owners, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder or any such beneficial owner; (B) any derivative instrument directly or indirectly owned beneficially by such stockholder or any such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company; (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder or any such beneficial owner is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household, (iv) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (vii) the consent of each nominee to serve as a director of the Company if so elected.

We did not receive any director nominations from stockholders for the Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Johnson and Henry served as the members of our Compensation Committee. No executive officer serves, or in the past has served, as a member of the Board of Directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with any of our directors, including our lead independent director, the chair of any of the committees of the Board of Directors, or the non-management directors as a group by writing to them c/o Secretary, Grand Canyon Education, Inc., 3300 West Camelback Road, Phoenix, Arizona 85017. Please specify to whom your correspondence should be directed. The Secretary will promptly forward all correspondence to the Board of Directors or any specific director, as indicated in the correspondence, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in the Company. Therefore, in January 2011, the Board of Directors adopted stock ownership guidelines for directors. Pursuant to these guidelines, which are set forth in our Corporate Governance Principles and Practices and available on the Corporate Governance section of the Investor Relations page on our website at www.gcu.edu, each director is expected to own at least $50,000 of our Common Stock. Current directors are expected to achieve the target ownership threshold within two years of the adoption of the policy, while future directors are expected to achieve the target ownership threshold within two years of their election to the Board of Directors. As of December 31, 2012, all directors are in compliance with the stock ownership guidelines.

Compensation of Directors

We have a directors’ compensation program for our non-employee directors, which utilizes annual retainers, and restricted stock grants. New non-employee directors, upon appointment or election to the Board of Directors, receive an award of restricted stock under our 2008 Equity Incentive Plan (the “Equity Incentive Plan”) valued at $20,000, which vests on the one year anniversary of the date of grant, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, our non-employee directors also received an annual retainer of $40,000 in cash and an award of restricted stock under our Equity Incentive Plan valued at $60,000. The cash portion of the annual retainer is paid quarterly while the restricted stock grants to our non-employee directors are made after our annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholders, subject to acceleration in the event of a change in control. In addition, our lead independent director receives an annual cash retainer of $33,333, each non-employee director receives an annual cash retainer for service on a Board committee of $5,000, and each committee chair receives an additional annual cash retainer of $2,500, except for the chair of the Audit Committee, whose additional annual cash retainer is $10,000. We reimburse all of our directors for reasonable expenses incurred to attend our Board of Directors and committee meetings.

2012 Director Compensation

The following table provides information regarding the compensation paid to our non-employee directors in 2012:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
David J. Johnson	$87,083	$60,000	$147,083
Jack A. Henry	57,500	60,000	117,500
Bradley A. Casper	48,750	60,000	108,750
Kevin F. Warren	25,000	20,000	45,000

(1)	Directors who are Company employees receive no additional compensation for serving on the Board of Directors. Compensation for our employee directors is reflected in the Summary Compensation Table set forth in “Executive Compensation” below.
(2)	As part of their annual retainer, a restricted stock grant valued at $60,000 was made to each of Messrs. Johnson, Henry and Casper after our annual meeting of stockholders on May 17, 2012. Kevin F. Warren was appointed to the Board of Directors and Audit Committee and received a restricted stock grant valued at $20,000 in September 2012.

The following table provides a breakdown of the cash compensation paid to our non-employee directors in 2012 in respect of their annual retainer for service on the Board of Directors, Board of Directors’ meeting fees, annual retainer for service on Board committees, and annual retainer for services as a Board committee chair:

Name	Board of Directors Annual Retainer	Board Committee Annual Retainers	Committee Chair Annual Retainer	Total
David J. Johnson(1)	$40,000	$11,250	$35,833	$87,083
Jack A. Henry(1)	40,000	7,500	10,000	57,500
Bradley A. Casper(1)	40,000	7,500	1,250	48,750
Kevin F. Warren(1)	20,000	5,000	—	25,000

(1)	The amount for Mr. Johnson includes the additional annual retainer of $33,333 that he receives in his capacity as lead independent director. The amounts for Messrs. Johnson, Henry and Casper exclude their respective restricted stock grants valued at $60,000. Kevin F. Warren joined our Board of Directors and Audit Committee on September 12, 2012. The amount for Mr. Warren excludes his restricted stock grant valued at $20,000.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Currently, our Board of Directors consists of seven members. Each nominee for the position of director will be elected at the Annual Meeting to hold office until the next annual meeting of stockholders or the director’s earlier resignation or removal. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors has nominated the seven persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire Board of Directors.

Directors and Director Nominees

All of the nominees named below are currently serving on the Board of Directors. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership
Brent D. Richardson	50	Executive Chairman	None
Brian E. Mueller	59	Chief Executive Officer, Director, and President of Grand Canyon University	None
David J. Johnson	66	Director	Compensation (chair) Nominating and Corporate Governance
Jack A. Henry	69	Director	Audit (chair) Compensation
Bradley A. Casper	53	Director	Nominating and Corporate Governance (chair) Audit
Kevin F. Warren	49	Director	Nominating and Corporate Governance Audit
Sara R. Dial	49	Director	None

Brent D. Richardson has been serving as our Executive Chairman since July 1, 2008. Mr. Richardson previously served as our Chief Executive Officer and as a director from 2004 to July 2008. From 2000 to 2004, Mr. Richardson served as Chief Executive Officer of Masters Online, LLC, a company that provided online educational programs and marketing services to several regionally and nationally accredited universities. Prior to 2000, Mr. Richardson served as Director of Sales and Marketing and later General Manager of the Educational Division of Private Networks, a company that produced customized distance learning curricula for the healthcare and automotive industries. Mr. Richardson received a Bachelor of Science degree in Finance from Eastern Illinois University. As our former Chief Executive Officer, and with more than 20 years of experience in the education industry, we believe that Mr. Richardson brings an extensive understanding of both our Company, in particular, and the education industry, in general, to the Board and serves as an invaluable resource for assessing and managing risks and planning for corporate strategy within the context of our overall corporate culture.

Brian E. Mueller has been serving as our Chief Executive Officer since July 1, 2008, as a director since March 2009 and as the President of the University since September 1, 2012. Mr. Mueller has been serving as the President of the Grand Canyon University Foundation, a foundation formed to benefit public charities, since its formation in 2010. From 1987 to 2008, Mr. Mueller was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between January 2006 and June 2008 as its President and a Director. Mr. Mueller previously served as the Chief Operating Officer of Apollo Group from December 2005 to January 2006, as Chief Executive Officer of the University of Phoenix Online, a unit of the University of Phoenix, from March 2002 to November 2005, and as Chief Operating Officer and Senior Vice President of the University of Phoenix Online from May 1997 to March 2002. From 1987 to May 1997, Mr. Mueller held several positions in operations management for Apollo Group. From 1983 to 1987, Mr. Mueller was a professor at Concordia University. Mr. Mueller received a Bachelor of Arts degree in Education and a Master of Arts in Education degree from Concordia University. We believe that Mr. Mueller’s past experience as one of the persons directly responsible for the development and growth of online education in the United States, as well as his day to day leadership and intimate knowledge of our business and operations, provide the Board of Directors with both industry-wide and Company-specific experience and expertise.

David J. Johnson has been serving as a member of our Board of Directors since November 2008. From 1997 to 2006, Mr. Johnson served as Chief Executive Officer and Chairman of the Board of Directors of KinderCare Learning Centers, Inc., a for-profit provider of early childhood education and care services, and from 1991 to 1996, he served as President, Chief Executive Officer, and Chairman of the Board of Directors of Red Lion Hotels Corporation, a hotel company, each of which were portfolio companies of Kohlberg Kravis Roberts & Co. Prior to that time, Mr. Johnson served as a general partner of Hellman & Friedman, a private equity investment firm, from 1989 to 1991, as President, Chief Operating Officer and Director of Dillingham Holdings, a diversified company, from 1986 to 1988, and as President and Chief Executive Officer of Cal Gas Corporation, a principal subsidiary of Dillingham Holdings, which was also a portfolio company of Kohlberg Kravis Roberts & Co., from 1984 to 1987. Mr. Johnson currently serves as a director of Red Lion Hotels Corporation. Mr. Johnson received a Bachelor of Arts degree from the University of Oregon and a Master of Business Administration degree from the University of Southern California. We believe that Mr. Johnson’s extensive experience as a Chief Executive Officer of other companies provides a tremendous resource to our Board of Directors and management team, particularly in the areas of operations, finance, and corporate governance.

Jack A. Henry has been serving as a member of our Board of Directors since November 2008. Since 2000, Mr. Henry has served as the Managing Director of Sierra Blanca Ventures, LLC, a private investment and advisory firm. From 1966 to 2000, Mr. Henry worked as a certified public accountant for Arthur Andersen, a national accounting firm, retiring in 2000 as the Managing Partner of the Phoenix, Arizona office. Mr. Henry currently serves on the boards of directors of several private companies and is President of the Arizona Chapter of the National Association of Corporate Directors. Mr. Henry received a Bachelor of Business Administration degree and a Master of Business Administration degree from the University of Michigan. We believe that Mr. Henry’s extensive experience with public and financial accounting matters for corporate organizations, as well as experience as a consultant to and director of other public companies, provide significant insight and expertise to our Board of Directors.

Bradley A. Casper has been serving as a member of our Board of Directors since August 2011. Mr. Casper served from October 2011 to July 2012 as the President of Business Operations for the Phoenix Suns, a National Basketball Association franchise. Mr. Casper has served since March 2011 as the Executive Chairman of Dymatize Nutrition, Inc., a private-equity backed sports Nutrition Company based in Dallas, Texas. From 2005 to 2010, Mr. Casper served as the President and Chief Executive Officer of The Dial Corporation, a consumer product manufacturing company based in Scottsdale, Arizona. From 2002 to 2005, Mr. Casper served as the President of the Personal Care division of Church & Dwight Co., Inc., a manufacturer and distributor of consumer goods company based in Princeton, New Jersey. Prior to that time, he served in various positions over 16 years at Procter & Gamble Co. Mr. Casper received his Bachelor of Science degree in Finance from Virginia Tech University and is a graduate of the Financial Management Program at General Electric Company. We believe that Mr. Casper’s marketing expertise, and his extensive experience as a Chief Executive Officer of other companies provides a tremendous resource to our Board of Directors and management team, particularly in the areas of operations, finance and corporate governance.

Kevin F. Warren has been serving as a member of our Board of Directors since September 2012. Mr. Warren has served as a senior officer for the Minnesota Vikings since 2005 and currently serves as the Vice President of Legal Affairs & Chief Administrative Officer for the Vikings, with responsibility for various day-to-day business, operational and administrative issues, legal affairs, strategic planning, human resources, and special projects, while also serving as a member of the Vikings’ internal stadium development deal team. Prior to joining the Vikings, from 2003 to 2005, Mr. Warren worked with the international law firm of Greenberg Traurig, which included working with the Wilf ownership group during its acquisition of the Vikings. From 2001 to 2003, Mr. Warren served as Senior Vice President of Business Operations & General Counsel for the Detroit Lions. Prior to that time, Mr. Warren worked with the St. Louis Rams, as Vice President of Football Administration in 2001 and as Vice President of Player Programs & Football Legal Counsel from 1997 to 2000. Mr. Warren earned his bachelor’s degree in business administration from Grand Canyon University and, in March 2012, was inducted into the Canyon University Athletics Hall of Fame. Mr. Warren also earned his master’s degree in business administration from Arizona State University, and his Juris Doctorate degree from the University of Notre Dame School of Law. We believe Mr. Warren’s extensive experience with legal, financial and marketing expertise provides a tremendous resource to our Board of Directors and management team, particularly in the areas of operations, finance and corporate governance.

Sara R. Dial has been appointed to our Board of Directors effective March 25, 2013. Ms. Dial was previously a member of the board of trustees at Seattle Pacific University. Ms. Dial has served as President and CEO of Sara Dial & Associates, an economic development consulting firm specializing in site selection and government relations since 1996. She has recently led high profile economic development initiatives in Arizona including the creation and implementation of a multi-jurisdictional urban revitalization model, the “Discovery Triangle” and the restructuring of Arizona’s statewide economic development organization under Governor Janice Brewer, resulting in the creation of the agency now known as the Arizona Commerce Authority. From 2002 through 2003, Ms. Dial also served as the Chief Executive of Social Venture Partners Arizona, a philanthropic foundation using a venture capital approach to giving. In 2004, Ms. Dial was elected as Chairman of the Board of Social Venture Partners Arizona. In 1993, the Arizona State Senate unanimously confirmed Ms. Dial as director of the Arizona Department of Commerce. From 1991-1993, Ms. Dial was the finance director at the Arizona Department of Commerce. Prior to her work in the public sector, Ms. Dial worked in the investment banking industry at Rauscher Pierces Refsnes, Boettcher and Company and Kemper Securities Group, focusing on municipal finance. Ms. Dial is a graduate of Stanford University with a Bachelor of Arts degree in international relations. We believe Ms. Dial’s extensive experience with government, higher education and economic development expertise provides a tremendous resource to our Board of Directors and management team, particularly in the areas of government relations, finance and corporate governance.

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of each of the seven nominees listed above to constitute our Board of Directors.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, enacted in 2010, requires that companies provide their stockholders with the opportunity to cast an advisory vote to approve named executive officer compensation, commonly referred to as a “Say-on-Pay” vote, at least once every three years. In a vote held at the 2011 Annual Meeting, our stockholders voted in favor of holding Say-On-Pay votes annually. In light of this result and other factors considered by the Board, the Board has determined that the Company will hold Say-On-Pay votes on an annual basis until the next required vote on the frequency of such Say-On-Pay votes.

The advisory vote to approve named executive officer compensation is a non-binding vote on the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, including the tabular disclosure and accompanying narrative disclosure, regarding such compensation, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section starting on page 19 of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2012 compensation of our named executive officers.

The advisory vote to approve executive compensation is not a vote to approve our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

We pay our executive officers based on business performance and individual performance, and, in setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive officer. Under our compensation philosophy, which we discuss in the Compensation Discussion and Analysis, a named executive officer’s total compensation will vary based on our overall performance and the particular named executive officer’s personal performance and contribution to our overall results. We believe that the compensation program we follow helps us achieve our principal compensation objectives of relating compensation to performance and making our compensation package competitive and cost-effective.

The Compensation Discussion and Analysis section starting on page 19 of this proxy statement provides a more detailed discussion of our executive compensation program and compensation philosophy. We believe our policies have helped us achieve our compensation objectives of attracting, motivating, retaining, and rewarding our key officers.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on us, our Board of Directors or our Compensation Committee, nor will its outcome require us, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by us or our Board of Directors.

Furthermore, because this non-binding, advisory vote primarily relates to the compensation of our named executive officers that we have already paid or are otherwise contractually committed to pay, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate for us to take in the future to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

“RESOLVED, that the stockholders of Grand Canyon Education, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2013 Annual Meeting of Stockholders.”

Our Board of Directors unanimously recommends that you vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2013. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our stockholders. In the event the stockholders fail to ratify the selection, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of KPMG for fiscal 2013 will stand, unless the Audit Committee finds other good reason for making a change. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. KPMG has served as our independent registered public accounting firm since June 21, 2012. Prior to such time, Ernst & Young LLP (“Ernst & Young”) served as our independent registered public accounting firm. See “Changes in Independent Registered Public Accounting Firm” below. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

A representative of KPMG will be present at the meeting, will be afforded an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions during the meeting.

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Fees

For the years ended December 31, 2012 and 2011, KPMG and Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services. All of the fees for audit, audit-related, tax and other services performed by KPMG or Ernst & Young were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Services Rendered	2012	2011
Audit Fees(1) (2)	$571,070	$599,151
Audit-Related Fees	—	—
Tax Fees(3)	7,500	—
All Other Fees(4)	4,900	1,995

Total Fees	$583,470	$601,146

(1)	Audit Fees in 2012 relate to services rendered for the audits of our annual consolidated financial statements, for the review of our quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2012, we were billed $467,500 by KPMG for audit fees for the period commencing on June 21, 2012. $30,114 was paid to Ernst & Young for the first quarterly review in 2012. An additional $73,456 was paid to Ernst & Young for transition type services (e.g. consent, review of workpapers and review of preferability letter, etc.).
(2)	Audit Fees in 2011 relate to services rendered for the audits of our annual consolidated financial statements, for the review of our quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. In 2011, $473,525 of the Audit Fees related to audit and review services expensed in 2011, and $125,626 of the Audit Fees related to services provided in connection with our November 2011 restatement.
(3)	Tax fees paid to KPMG in 2012 for tax consulting services.
(4)	Fees paid to Ernst & Young in 2012 in connection with their consent to our filing of a Registration Statement on Form S-8.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by our independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of our independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires that written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services.

The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services, as defined in the policy, or for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.

On a regular basis, management provides written updates to the Audit Committee regarding the amount of audit and non-audit service fees incurred to date. All of the services described above for fiscal years 2012 and 2011 were approved by our Audit Committee.

Change in Independent Registered Public Accounting Firm

During 2012, the Audit Committee completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ended December 31, 2012. As a result of this process on June 18, 2012, the Audit Committee dismissed Ernst & Young from that role. On June 21, 2012, the Audit Committee engaged KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Notwithstanding this change, Ernst & Young completed certain audit services related to our preparation of Government Auditing Standard consolidated financial statements for the year ended December 31, 2011that were filed with the Department of Education.

Ernst & Young’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years ended December 31, 2011 and December 31, 2010, and the subsequent interim period through June 18, 2012, there were no “disagreements” between us and Ernst & Young, as defined in Item 304(a)(1(iv) of Regulation S-K, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

For the two most recent fiscal years ended December 31, 2011 and December 31, 2010, and the subsequent interim period through June 18, 2012, there was one “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, relating to a disclosure of a material weakness in internal control over financial reporting. On November 14, 2011, we amended our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and amended our unaudited interim financial statements for the quarters ended June 30, 2010, September 30, 2010, March 31, 2011 and June 30, 2011 to restate the financial statements relating to these periods to correct the methodology we were using to estimate our allowance for doubtful accounts. The correction and the corresponding restatements resulted in management’s determination that a material weakness existed with respect to the internal controls over financial reporting with respect to our calculation of the allowance for doubtful accounts. The material weakness existed at June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011 and was remediated by management as of the date of the amended filings, November 14, 2011. To remediate the material weakness, we conducted a full review of our methodology for estimating the allowance for doubtful accounts, established controls and procedures adequate to timely identify changes to the composition of our accounts receivable, and established controls and procedures to enhance our ability to monitor collection trends. There were no other “reportable events” as such term is defined in Regulation S-K.

During the fiscal years ended December 31, 2011 and December 31, 2010, and the subsequent interim periods through June 21, 2012, neither we nor anyone acting on our behalf consulted with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of three members, each of whom the Board has determined to be an independent director as defined by the listing standards of the Nasdaq Stock Market. The duties of the Audit Committee are summarized in this proxy statement under “Committees of Our Board of Directors” on page 5 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in overseeing the Company’s management and independent registered public accounting firm in regard to our financial reporting and internal controls over financial reporting. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our Company’s audited financial statements for the fiscal year ended December 31, 2012, with management; (b) discussed with our Company’s independent registered public accounting firm the matters required to be discussed by Codification of Statements on Auditing Standards, AU § 380 regarding communication with Audit Committees; (c) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (d) discussed with the independent registered public accounting firm its independence.

Based on the review and discussions with management and our independent registered public accounting firm referred to above, we recommended to our Board of Directors that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

                Audit Committee:

                         Jack A. Henry (Chair)

                         Bradley A. Casper

                         Kevin F. Warren

EXECUTIVE OFFICERS

The following sets forth information regarding our non-director executive officers as of the date of this proxy statement. For information regarding Brent D. Richardson, our Executive Chairman, and Brian E. Mueller, our Chief Executive Officer, and a director, and President of Grand Canyon University, see “Proposal No. 1 — Election of Directors — Directors and Director Nominees.”

Name	Age	Position
Dr. W. Stan Meyer	52	Chief Operating Officer
Daniel E. Bachus	42	Chief Financial Officer
Joseph N. Mildenhall	59	Chief Information Officer
Brian M. Roberts	40	Senior Vice President, General Counsel and Secretary

Dr. W. Stan Meyer has been serving as our Chief Operating Officer since July 26, 2012 and has been serving as a Director of the Grand Canyon University Foundation, a foundation formed to benefit public charities, since its formation in 2010. Between June 2008 and July 2012, Dr. Meyer served the Company in the position of Executive Vice President. From August 2002 to June 2008, Dr. Meyer was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between June 2006 to June 2008 as its executive vice president of marketing and enrollment. Dr. Meyer previously served as a regional vice president of the University of Phoenix Online, a unit of the University of Phoenix, and division director of Axia College and of the School of Advanced Studies, also units of the University of Phoenix. From 1983 to 2002, Dr. Meyer held several positions with the Concordia University system, including director of operations for Concordia University’s education network. Dr. Meyer received a Bachelor of Arts in Communications degree from Concordia University and a Master of Business Administration degree and a Doctor of Education in Institutional Management degree from Pepperdine University.

Daniel E. Bachus has been serving as our Chief Financial Officer since July 1, 2008, and has been serving as a Director of the Grand Canyon University Foundation since its formation in 2010. From January 2007 until June 2008, Mr. Bachus served as chief financial officer for Loreto Bay Company, a real estate developer. From 2000 to 2006, Mr. Bachus served as the chief accounting officer and controller of Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix. From 1992 to 2000, Mr. Bachus was employed by Deloitte & Touche LLP, most recently as an audit senior manager. Mr. Bachus received a Bachelor of Science degree in Accountancy from the University of Arizona and a Master of Business Administration degree from the University of Phoenix. Mr. Bachus is also a certified public accountant.

Joseph N. Mildenhall has been serving as our Chief Information Officer since September 2009. From 1998 to September 2009, Mr. Mildenhall was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between June 2006 and September 2009 as its chief information officer. From 1998 to 2006, Mr. Mildenhall directed the design, development and deployment of the University of Phoenix online education environment and the student and faculty Internet portal supporting the rapid growth of the online campus beginning in 1998. From 1979 to 1988, Mr. Mildenhall held increasingly responsible roles in software development at J&K Computer Systems, eventually becoming vice president and co-owner. When J&K Computer Systems was acquired by National Computer Systems, Mr. Mildenhall continued in senior software development and technology leadership roles through 1998. Mr. Mildenhall holds a Bachelor of Science degree in Accounting from Brigham Young University and a Master of Business Administration from the University of Phoenix.

Brian M. Roberts has been serving as our Senior Vice President and General Counsel since May 2012 and as our Secretary since July 2012. From August 2003 to May 2012, Mr. Roberts was employed by iGo, Inc., a publicly traded developer of electronics accessories, where he served as general counsel and secretary since May 2005. From September 1998 to August 2003, Mr. Roberts was an attorney with the law firm of Snell & Wilmer L.L.P. Mr. Roberts received a Bachelor of Science degree in Business Administration and a Juris Doctorate from the University of Kansas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis should be read in conjunction with “Compensation of Named Executive Officers” and the related tables that follow.

Executive Summary

We are a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in our core disciplines of education, healthcare, business, and liberal arts. We offer programs online, on ground at our approximately 115 acre traditional campus in Phoenix, Arizona, and onsite at facilities we lease and at facilities owned by third party employers. We are committed to providing an academically rigorous educational experience with a focus on professionally relevant programs that meet the objectives of our students. We have focused extensively on increasing the brand recognition of the University which we believe has enabled us to increase enrollment to approximately 52,300 students at December 31, 2012. At December 31, 2012, 85.5% of our students were enrolled in our online programs and, of our online and professional studies students, 41.9% were pursuing masters or doctoral degrees. At December 31, 2012, our ground enrollment was approximately 7,600.

In fiscal 2012, we continued to increase the number of students in attendance at our expanding traditional ground campus. We believe our strong campus presence in Arizona is a key branding tool that is attractive to many students. We are able to provide traditional ground students an opportunity to earn an education at a private, Christian-oriented university at rates equivalent to those of a state funded university. We plan to increase enrollment growth for our traditional campus over the next few years, and seek to have 12,000 traditional ground students in attendance at the beginning of our 2015-2016 academic year. Our on-campus facilities currently consist of 5 classroom buildings, four lecture halls, a 300-seat theater, a 155,000-volume library, a media arts complex that provides communications students with audio and video equipment, a 55,000 square foot recreation center for both student-athletes and on-campus students, a 140,000 square foot/ 5,000 seat basketball and entertainment arena, a gymnasium, an activity center that contains a food court, a bowling alley and other student services, a student union, five dormitories, apartments, a pool, athletic facilities and a parking garage with 1,630 parking spaces. Additionally, we have several office buildings used for administration, including a recently renovated office complex adjacent to our campus. In 2013, in order to accommodate the continued growth of our traditional ground population, we expect to build two dormitories and to renovate our food service facilities and library.

Since 2010 and continuing through 2012, our industry has faced a changing regulatory environment with new proposed and final rules being issued by the Department of Education and legislative hearings and initiatives in both the U.S. Senate and House of Representatives. For a complete description of these matters, please see “Business – Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K. At the same time we believe that competition for students continues to increase. An increasing number of traditional colleges and universities and community colleges are offering distance learning and other online education programs, including programs that are geared towards the needs of working adult students. This trend has been accelerated by private companies that provide and/or manage online learning platforms for traditional colleges and universities. As the proportion of traditional colleges and universities providing alternative learning modalities increases, we will face increasing competition for students from such institutions, including those with well-established reputations for excellence.

Our senior management guided our Company through these changes while still producing very positive financial results. For the year ended December 31, 2012:

•	Net revenue increased 19.8% to $511.3 million for the year ended December 31, 2012, compared to $426.7 million for the year ended December 31, 2011.

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Operating income for the year ended December 31, 2012 was $114.1 million, an increase of 38.8% as compared to $82.2 million for the same period in 2011. The operating margin for the year ended December 31, 2012 was 22.3%, compared to 19.3% for the same period in 2011. Excluding the contributions we made in lieu of state income taxes, operating income and operating margin for the year ended December 31, 2012 were $116.1 million and 22.7%, respectively. Excluding the contributions we made in lieu of state income taxes, operating income and operating margin for the year ended December 31, 2011 were $83.2 million and 19.5%, respectively.

•	Adjusted EBITDA increased 39.3% to $149.6 million for the year ended December 31, 2012, compared to $107.4 million for the same period in 2011.

•	The tax rate for the year ended December 31, 2012 was 38.8% compared to 38.0% for the same period in 2011.

•	Net income increased 37.4% to $69.4 million for the year ended December 31, 2012, compared to $50.5 million for the same period in 2011.

•	Diluted net income per share was $1.53 for the year ended December 31, 2012, compared to $1.12 for the same period in 2011.

For a discussion of the manner in which we compute our Adjusted EBITDA and to view a table setting forth a reconciliation of our Adjusted EBITDA to our net income (as determined in accordance with U.S. generally accepted accounting principles), please see Item 6, Selected Consolidated Financial and Other Data, beginning on page 55 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

We also had positive non-financial developments in 2012, including:

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Significant achievements have been made in 2012 from an academic perspective. Our retention level of traditional students between the spring and fall semester was 87% and the retention levels of our online students improved significantly on a year over year basis. Our Nursing students passed the Arizona State Board of Nursing NCLEX exams at a rate of 97% this past year. We have also significantly increased the percentage of the seats taught by full-time faculty both in our traditional ground campus and online.

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Our brand recognition through our traditional campus was highlighted throughout 2012 due to highly visible awards and invitations we received. Following the recognition we received for winning the 2011-12 Learfield Sports Directors Cup as the top overall NCAA Division II intercollegiate athletic program, we accepted an invitation to become a member of the NCAA Division I Western Athletic Conference beginning with the 2013-14 academic year and we have started the four-year process to reclassify NCAA membership from Division II to Division I. We believe this increased brand recognition has been the primary factor behind our increased enrollment, especially in Arizona and bordering states.

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In 2012, we completed two additional dormitories, an Arts and Sciences classroom building, a remodel of our student union, and a parking garage to support our increasing traditional student enrollment as well as purchases of computer equipment, internal use software projects and furniture and equipment. In addition during 2012 we purchased an on campus dormitory that was previously leased. The Arts and Sciences classroom building has 21 traditional classrooms, five science labs, two computer labs, a simulation laboratory, and a skills laboratory. These investments are to support our growing on-campus student population as well as to enhance the brand of the University.

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During 2010, we entered into an agreement with an affiliated entity to develop a new learning management system (called LoudCloud) for our use. Through this agreement we prepaid perpetual license fees, acquired source code rights for the software developed, and prepaid maintenance and service fees for the first seven years of use, for an aggregate amount of $4.9 million. During October 2011, we began converting our students to the LoudCloud platform for our online delivered coursework. By August 2012 all online nontraditional students had migrated to the LoudCloud platform. We anticipate the remaining ground students and cohorts will fully transition by August of 2013.

We held stockholder advisory votes on the compensation of our named executive officers, commonly referred to as a say-on-pay vote, in May 2011 and May 2012. In each case, our stockholders overwhelmingly approved the compensation of our named executive officers. As we evaluated our compensation practices for 2012 and into 2013 in light of such votes, we gave great consideration to the strong support our stockholders expressed for our current compensation philosophy and practices. As a result, our Compensation Committee retained our general approach to executive compensation in 2012 and into 2013, as discussed below.

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we continued practices (with certain modifications described below in the section entitled “Compensation Changes in 2012”) that are considered standard for good corporate governance and executive compensation, including:

•	Strong alignment between company-wide performance and payouts under our annual cash incentive plan (“Annual Cash Incentive Plan”);

•	The absence of any guaranteed bonuses;

•	Severance arrangements with our named executive officers that are limited to one year of compensation (base salary and target bonus) and benefits and limited acceleration of vesting; and

•	Double-trigger change-in-control arrangements with our named executive officers.

In light of the foregoing factors and practices, we believe our executive compensation in fiscal year 2012 appropriately reflected the economic and regulatory environments, the performance of the Company and the relationship with market compensation necessary to retain and motivate our executives.

We anticipate 2013 may be another challenging year, as our industry continues to face both an increased amount of competition for working adult students from traditional universities that are now offering working adults options to return to school, and an easing of the economic downturn of the last four years, which had created a favorable counter-cyclical environment. The legislative hearings and initiatives in the U.S. Senate, House of Representatives and at the Department of Education appear as if they will also continue.

Compensation Changes in 2012

We initiated the following changes in our compensation programs during 2012:

Changes to employment agreements. As disclosed in a Current Report on Form 8-K, filed July 17, 2012, in 2012, we entered into amended employment agreements with Messrs. Mueller, Bachus and Mildenhall and Dr. Meyer, which reflected the following amendments to the original employment agreements that had been entered into in 2008 and 2009:

•	The re-setting of the term of each employment agreement, such that each amended agreement has a term ending on June 30, 2016;

•	A change in the requirement to provide notice of non-renewal of the employment agreement, from 30-days to 90-days prior to the end of the current term or any renewal term;

•	An increase to the annual base salary of each named executive officer of 3.5% over the annual base salary in effect immediately prior to July 1, 2012;

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A change to the severance terms for each named executive officer, such that if we terminate a named executive officer without “cause,” or if the named executive officer terminates his employment for “good reason,” the named executive officer will be entitled to receive, in addition to the twelve (12) months of the named executive officer’s annual base salary then in effect on the date of termination (as had been provided for in the existing agreements), an additional amount equal to 100% of the named executive officer’s annual target bonus for the year in which such termination occurs, with the total of such amounts to be payable over twelve (12) months in accordance with our regular payroll cycle; and

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A modification to clarify that a provision in the existing agreements that provided for the acceleration of the vesting of the next annual installment under any outstanding stock option that otherwise would have vested on the next vesting date following a named executive officer’s termination without “cause” or for “good reason” also applies with respect to outstanding restricted stock grants.

Changes to bonus calculations under the Annual Cash Incentive Plan. Section 162(m) of the Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). With regard to the cash bonuses we pay under Annual Cash Incentive Plan, through 2011 we paid bonuses based on three metrics – revenue (which accounted for 40% of the bonus calculation), Adjusted EBITDA (which also accounted for 40% of the bonus calculation), and the achievement of individual performance factors (which accounted for 20% of the bonus calculation). In order to ensure that all of our cash compensation paid under the Annual Cash Incentive Plan meets the Section 162(m) requirements, for bonuses with respect to fiscal 2012 and future years, the Compensation Committee determined, in accordance with the terms of the Annual Cash Incentive Plan, to alter the way in which annual cash bonuses are calculated so that the company-wide financial metrics account for the entire bonus calculation (50% based on achievement of revenue targets and 50% based on achievement of Adjusted EBITDA targets), with individual performance factors serving as a basis to reduce an individual named executive officer’s bonus if any such factors are not met and the Compensation Committee determines that a downward adjustment is merited. The calculation of 2012 bonuses under the Annual Cash Incentive Plan is discussed in detail below.

Changes in the form of equity compensation. Following a review of the Company’s equity incentive program in early 2012, which included receiving feedback from management under the executive officer level and consultation with its compensation consultant, the Compensation Committee made the determination that restricted stock would serve as a better retention tool than the continued use of stock options. Accordingly, for purposes of the annual equity compensation grant for 2012 and until otherwise determined, the Compensation Committee determined to grant restricted stock awards in lieu of stock options. Following the approval of this change in the program, the Compensation Committee approved grants of restricted stock awards to the Company’s named executive officers, other than Mr. Brent D. Richardson, effective March 12, 2012. For information about the annual grant that was made in 2013, see the section below entitled “Significant Events Occurring After December 31, 2012.”

Overview of 2012 Executive Compensation

The purpose of this Compensation Discussion and Analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by the individuals set forth in the Summary Compensation Table set forth below (our “named executive officers”), including our principal executive officer , our principal financial officer, and our three other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2012, was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year. This Compensation Discussion and Analysis also provides information about each material element of compensation that we pay or award to, or that is earned by, our Executive Chairman and Dr. Kathy Player, who would have been one of our three other most highly compensated executive officers but for the fact that she was not serving as an executive officer at the end of the fiscal year ended December 31, 2012. After serving in an executive capacity as Grand Canyon University President from July 31, 2008 through August 31, 2012, Dr. Player became the Associate Provost of Grand Canyon University, a non-executive position, on September 1, 2012.

This Compensation Discussion and Analysis addresses and explains the compensation practices we followed in 2012, the numerical and related information contained in the summary compensation and related tables presented below, and actions we have taken regarding executive compensation since the end of our 2012 fiscal year. Specifically, this Compensation Discussion and Analysis addresses:

•	the objectives of our compensation program (found in the section entitled “Objectives of Compensation Programs”);

•	what our compensation program is designed to reward (also described in the section entitled “Objectives of Compensation Programs”);

•	each element of compensation (set forth in the section entitled “Compensation Programs Design and Elements of Compensation”);

•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);

•	how amounts and formulas for pay are calculated and determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives); and

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how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements (described with each element of compensation).

Compensation Determinations

All of our named executive officers who appear in the Summary Compensation Table are parties to employment agreements. With respect to each named executive officer’s initial agreement with us, the level of base salary to be paid to those officers over the term of their respective employment agreements and their individual target bonus percentages were determined as part of the negotiation process relating to such agreements. With respect to the amended agreements that we entered into with certain of our named executive officers effective July 1, 2012, base salary was set at a level equal to 3.5% above the base salary then in effect (target bonus percentages were not changed). The Compensation Committee determined to set the increase at this level following its review of company and individual performance, and review and discussion of peer group information provided by the committee’s compensation consultant (as further discussed below).

Our Compensation Committee’s charter empowers it to set all compensation, including, but not limited to, salary, bonus, incentive compensation, equity awards, benefits and perquisites, for our named executive officers. Our Compensation Committee makes such determinations with respect to our Chief Executive Officer and, for all other named executives, makes such determinations in consultation with our Chief Executive Officer. For additional information regarding the Compensation Committee, please see “Corporate Governance and Board Matters — Committees of Our Board of Directors — Compensation Committee.”

Objectives of Compensation Programs

We pay our executive officers based on company-wide business performance, subject to adjustment based on achievement of individual performance goals, and, in setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive.

Compensation philosophy. Under our compensation philosophy, a named executive officer’s total compensation will vary based on our overall performance, as well as the Compensation Committee’s assessment of the particular named executive officer’s personal performance and contribution to our overall results. This philosophy generally applies to all of our employees, although the degree of variability and compensation at risk increases as an employee’s function and level of responsibility increases. Our overall goals in implementing this philosophy are to attract, motivate, and retain highly qualified individuals responsible for guiding us and creating value for our investors.

Compensation objectives. We believe that the compensation program we follow helps us achieve the following objectives:

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Compensation should be related to performance. We believe that the performance-based portion of an individual’s total compensation should increase as the individual’s business responsibilities increase. Thus, a material portion of executive compensation is linked to our financial performance, which also serves to align the named executive officers’ interests with those of our investors.

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Compensation should be competitive and cost effective. We believe that our compensation programs should foster an innovative, high integrity, and performance-oriented culture that serves to attract, motivate, and retain executives and other key employees with the appropriate skill sets to lead us through expected future growth in a dynamic, competitive, and highly regulated environment. Accordingly, we seek to provide compensation, in amounts and based on performance targets, necessary to achieve these goals and which is of fair value relative to other positions at the Company

Company compensation policies. During 2012, our named executive officers’ total in-service compensation consisted of base salaries, cash bonuses, share-based compensation, limited perquisites, and other benefits generally available to all employees. With regard to these components, we adhere to the following compensation policies:

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Founders with significant equity stakes require limited cash or equity incentives. As a founder of our Company, Brent D. Richardson, our Executive Chairman, has had significant equity ownership in the Company. We believe that Mr. Richardson’s ownership stake provides a level of motivation that would not be appreciably enhanced through the grant of further equity incentives. Accordingly, in 2012, as in past years, Mr. Richardson was compensated solely through base salary, a bonus and limited perquisites.

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Cash should be a significant component of compensation. The Company’s compensation policy focuses on providing the opportunity for its named executive officers to earn total cash compensation at levels that enable the Company to achieve the motivation and retention goals described above, and to provide equity incentives that are intended to reward superior performance rather than serve as a substitute for cash compensation.

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Base salaries should generally be the largest component of cash compensation. Our compensation programs generally reflect our view that base salaries reflect compensation for the named executive officers to perform the essential elements of their respective jobs, and that cash bonuses are a reward for superior company performance. In this regard, absent clear outperformance of financial goals, base salary should generally be the largest component of cash compensation.

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Cash incentives should be linked to performance. Under our Annual Cash Incentive Plan, bonuses paid to our named executive officers are based on overall company financial performance, but are subject to reduction based on the Compensation Committee’s assessment of the particular named executive officer’s personal performance and contribution to our overall results

We believe our policies have helped us achieve our compensation objectives of attracting, motivating, retaining, and rewarding our key officers.

Compensation Programs Design and Elements of Compensation

We choose to pay each element of compensation to further the objectives of our compensation program, which, as noted, include the need to attract, motivate, retain, and reward key leaders critical to our success by providing competitive total compensation.

Elements of In-Service Compensation. For our 2012 fiscal year, our executive compensation mix included base salary, cash bonuses, share-based compensation, limited perquisites, and other benefits generally available to all employees. We generally determine the nature and amount of each element of compensation as follows:

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Base salary. We typically agree upon a base salary with a named executive officer at the time of initial employment. The amount of base salary agreed upon, which is not at risk, reflects our views as to the individual executive’s past experience, future potential, knowledge, scope of anticipated responsibilities, skills, expertise, and potential to add value through performance, as well as competitive industry salary practices. Although minimum base salaries for each of our current named executive officers are set by their respective employment agreements, as described below, we review executive officer salaries annually and may increase them based on an evaluation of the Company’s performance for the year and the performance of the functional areas under an executive officer’s scope of responsibility. We also consider qualitative criteria, such as education and experience requirements, complexity, and scope or impact of the position compared to other executive positions internally.

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Bonuses. We provide cash bonuses, which typically are at-risk, to recognize and reward our named executive officers based on our success in a given year. For 2012, we awarded performance-related bonuses based on the Annual Cash Incentive Plan. The operation of this plan as it relates to our named executive officers is described in more detail below.

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Share-based compensation. We currently have authorized a total of 9,847,383 shares of common stock for grants under our Equity Incentive Plan. In 2012, our named executive officers received grants of restricted stock under this plan as part of an overall, annual equity incentive grant made to company employees.

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Perquisites. We seek to compensate our named executive officers at levels that eliminate the need for material perquisites and enable each individual officer to provide for his or her own needs. Accordingly, in 2012, we provided limited perquisites to our named executive officers. See “Compensation of Executive Officers — Summary Compensation Table” for additional detail.

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Other. We offer other employee benefits to named executive officers for the purpose of meeting current and future health and security needs for the executives and their families. These benefits, which we generally offer to all eligible employees, include medical, dental, and life insurance benefits; short-term disability pay; long-term disability insurance; flexible spending accounts for medical expense reimbursements; a 401(k) retirement savings plan; and free tuition for a spouse or up to two children with no more than two participants receiving the tuition benefit at any one time. The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits, with such contributions subject to a matching Company contribution up to prescribed limits

Elements of Post-Termination Compensation and Benefits. The employment agreements of our current named executive officers provide for post-termination salary and benefit continuation in the event of a termination by us without Cause (as defined below) or by the executive for Good Reason (as defined below) or in the event of any such termination within 12 months following a Change in Control (as defined below), and for so long as the named executive officer abides by customary confidentiality, non-competition, and non-solicitation covenants and executes a full release of all claims, known or unknown, that the executive may have against the Company. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable, and we have not historically taken into account any amounts that may be received by a named executive officer following termination when establishing current compensation levels. The elements of post-termination compensation that were in effect during 2012 pursuant to the written employment agreements consisted of the following:

•	Salary continuation. Each named executive officer would continue to receive salary payments for a period of twelve (12) months following any qualifying termination of employment.

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Payment of target bonus. As discussed above, in 2012 we amended certain of our named executive officer’s employment agreement to provide that, in addition to twelve (12) months of salary continuation, each officer would also receive an amount equal to 100% of the named executive officer’s annual target bonus for the year in which such termination occurs, with such amount also payable over twelve (12) months following any qualifying termination of employment.

•	Benefits continuation. Each named executive officer would continue to receive Company -paid premiums for continued group health benefits under COBRA during the 12-month salary continuation period.

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Partially accelerated vesting of equity incentives. Certain of our named executive officers would receive partial acceleration of the vesting of any outstanding stock options or restricted stock awards to the next vesting date immediately following the date of termination, in the event of a termination by us without Cause or by the executive for Good Reason.

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Fully accelerated vesting of stock options. In the event of a termination by us without Cause or by the executive for Good Reason within 12 months following a Change in Control, each named executive officer would receive full acceleration of the vesting of their outstanding stock options or restricted stock awards.

See “Potential Payments Upon Termination or Change in Control” for certain exceptions and additional detail.

Impact of Performance on Compensation

Under the Annual Cash Incentive Plan as in effect for 2012, a participant’s bonus is based on the Company’s achievement of revenue and Adjusted EBITDA targets, with the resulting amount subject to reduction based on the Compensation Committee’s assessment of the particular named executive officer’s personal performance and contribution to our overall results. For 2012, consistent with the definition we use when reporting our financial results, we defined Adjusted EBITDA as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) litigation and regulatory reserves, if any; (iv) exit costs, if any; (v) contract termination fees, if any; (vi) lease termination costs, if any; and (vii) share-based compensation. We focus on Adjusted EBITDA in connection with our Annual Cash Incentive Plan because we believe that it provides useful information regarding our operating performance and executive performance as it does not give effect to items that management does not consider to be reflective of our core operating performance. See “Item 6. Selected Financial Data” in our Annual Report on Form 10-K for further information regarding our use and calculation of Adjusted EBITDA. As such, we believe it is fair and reasonable to our executives to assess their individual performance on the same basis as our performance is assessed by our Board of Directors and investors.

Company performance. Depending on a participant’s management level, the financial metrics account for between 60% and 100% of the target bonus and the specific individual performance goals account for between 0% and 40% of the target bonus.

Individual performance. In reviewing individual performance, we look at an executive’s achievement of non-financial objectives that, with respect to a given participant, may include achieving objectives related to, among other things, program development and expansion, regulatory compliance, student retention and academic outcomes.

Calculation of bonuses. For each named executive officer, the Compensation Committee establishes a target bonus, which is stated as a percentage of the officer’s base salary. For 2012, the target bonus percentage for the named executive officers was as follows:

Name	Target Bonus as a Percentage of Base Salary
Brent D. Richardson	25.0%
Brian E. Mueller	100.0%
Dr. W. Stan Meyer	75.0%
Daniel E. Bachus	75.0%
Joseph N. Mildenhall	50.0%
Brian M. Roberts	31.1%
Dr. Kathy Player	68.8%

For each named executive officer, the financial metrics account for 100% of the target bonus, with the revenue target and the Adjusted EBITDA target accounting for 50% each. The actual percentage is determined on the basis of the Company’s achievement of the revenue and Adjusted EBITDA targets that the Compensation Committee establishes for the applicable fiscal year. With respect to these targets, the financial goals are based upon the Company’s budget for the applicable fiscal year. For participants to earn any payout under the plan, the Company must achieve at least 95% of both budgeted revenue and Adjusted EBITDA. Assuming both of these thresholds are achieved, payouts are made based on the Company’s achievement of a minimum of 95% of budgeted revenue and Adjusted EBITDA (resulting in a bonus of 50% of the target bonus) and a maximum of 105% of budgeted revenue and 107% of Adjusted EBITDA (resulting in a bonus of 150% of the target bonus). Performance between minimum and maximum levels results in prorated payments to plan participants using straight-line interpolation.

Shown below is a summary of the matrix described above:

Goal	Threshold	Target	Maximum
Revenue goal (50.0% of financial metric)	95% of budget	100% of budget	105% of budget
Adjusted EBITDA (50.0% of financial metric)	95% of budget	100% of budget	107% of budget
Bonus payout as a % of target bonus	50%	100%	150%

Under the Annual Cash Incentive Plan, the actual bonus that a named executive officer could earn for a given fiscal year ranges from 0% to a maximum of 150% of his or her annual target bonus. To illustrate how the plan functions, assume that a participant’s base salary for 2012 is $300,000 and that the target bonus is 50% of base salary. Of this target bonus of $150,000, $75,000 (or 50%) would be based upon the Company’s achievement of the revenue target and $75,000 (or 50%) would be based on the Company’s achievement of the Adjusted EBITDA target. If the revenue target is achieved at the threshold level (so only 50% of the revenue component is payable at that level) and the Adjusted EBITDA target is achieved at the target level (so that 100% of the Adjusted EBITDA component is payable at that level) the participant would be entitled to a potential bonus of $112,500 (calculated as $37,500 plus $75,000).

The plan for eligible senior management other than the named executive officers differs in that it continues to include achievement of individual performance targets as a primary element of the bonus calculation, such that achievement of revenue and Adjusted EBITDA targets each account for 30% of target bonus and the achievement of individual performance targets accounts for 40% of target bonus. In addition, for eligible senior management other than the named executive officers, the bonus is calculated based on two six-month cycles, such that the determination of the bonus payable for each half of the applicable year is determined on the basis of the achievement of the revenue, Adjusted EBITDA and individual performance targets established for each such period.

Changes to performance goals and target awards. In accordance with the terms of the Annual Cash Incentive Plan, at any time prior to the final determination of bonuses earned, the Compensation Committee may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature. In addition, under the Annual Cash Incentive Plan, the Compensation Committee may reduce (but not increase) the bonus amount for each named executive officer based on the committee’s determination of the participant’s achievement of personal and other performance goals established by the Compensation Committee and other factors as the committee determines.

2012 financial goals. The following table shows the company-wide financial goals established for the named executive officers for 2012. These financial goals were selected based upon a combination of the Company’s budget and sell-side consensus estimates for 2012, which the Board of Directors believes is the appropriate level at which to set goals in order to maximize the incentive for superior performance.

	Threshold (95% of Budget)	Target (100% of Budget)	Maximum (105% of Budget for Revenue/107% of Budget for Adjusted EBITDA
Revenue	$453,236,930	$477,091,505	$500,946,080
Adjusted EBITDA	112,630,443	118,558,361	126,857,446

Actual performance vs. compensation paid for 2012. For 2012, the Company achieved revenue equal to 107.2% of target and Adjusted EBITDA equal to 126.2% of target, resulting in performance payout percentages equal to the maximum of 150.0% for the revenue component of the target bonus and 150.0% for the Adjusted EBITDA component of the target bonus. Accordingly, the named executive officers achieved incentive bonuses equal to the following percentages of their base salaries:

Name	Revenue Performance Payout (%)	Adjusted EBITDA Performance Payout (%)	2012 Bonus as Percentage of Target Bonus (%)	2012 Bonus as Percentage of Base Salary($)	2012 Bonus ($)
Brent D. Richardson	150.0%	150.0%	150.0%	25.0%	$37,500
Brian E. Mueller(1)	150.0%	150.0%	150.0%	147.5%	$915,750
Dr. W. Stan Meyer(1)	150.0%	150.0%	150.0%	110.6%	$400,641
Daniel E. Bachus(1)	150.0%	150.0%	150.0%	110.6%	$400,641
Joseph N. Mildenhall(1)	150.0%	150.0%	150.0%	73.7%	$228,938
Brian M. Roberts(2)	150.0%	150.0%	130.0%	26.9%	$60,500
Dr. Kathy Player(3)	150.0%	150.0%	150.0%	103.1%	$206,250

(1)	The Compensation Committee’s historical practice has been to analyze named executive officer base salaries during the first half of the fiscal year and make adjustments, if any, with effect from July 1 of such year. Accordingly, even though each officer in the table above achieved a bonus equal to 150% of target bonus, the actual bonus paid as a percentage of fiscal year end base salary may be slightly lower, reflecting the fact that a portion of the bonus calculation was based on a lower base salary in effect during the first half of the year.
(2)	Mr. Roberts commenced employment with us in May 2012.
(3)	Dr. Player was Grand Canyon University President through August 31, 2012 and, since September 1, 2012 has served as Associate Provost. Dr. Player’s bonus for 2012 was based on her target bonus as of the beginning of 2012.

2012 individual goals. The individual performance goals applicable to the named executive officers in 2012 focused on each executive’s achievement of one or more objectives that related to their specific duties and responsibilities on behalf of the Company. For Dr. Meyer, Mr. Bachus, Mr. Mildenhall, Mr. Roberts and Dr. Player one individual performance goal was to manage their individual departments within budget. Mr. Richardson’s individual performance goals included providing insight and direction to the senior management team regarding key corporate objectives. The individual performance goals for Mr. Mueller, Dr. Meyer, Mr. Bachus and Dr. Player included developing solutions for current initiatives such as improving retention rates, increasing full-time faculty and developing campus infrastructure. The individual performance goals for Mr. Mueller and Mr. Bachus also included participation in a specified number of investor conferences and/or investor meetings, while Dr. Meyer’s individual performance goals included developing a media and marketing strategy that improved the marketing awareness of Grand Canyon University and demonstrating leadership over key functional areas such as facilities, security and the athletics department. Mr. Bachus’ individual performance goals included managing the financial and reporting functions to ensure that no material weaknesses occurred within the Company’s financial reporting structure. Mr. Mildenhall’s individual performance goals included improving and building additional software engineering capabilities to address key needs in student scheduling, demonstration of improvement in application availability, managing the new learning management system rollout and overseeing the relationship with CampusVue to ensure continued improvement are made to the product to eliminate manual processes. Mr. Roberts individual performance goals included compliance with regulatory and Securities and Exchange Commission rules and regulations and timely resolution to litigation matters. Based on each individual named executive officer’s achievement or substantial achievement of their individual performance goals, and in light of the superior financial performance achieved by the Company in 2012, the Compensation Committee determined that cash bonuses under the Annual Cash Incentive Plan should be paid out at the maximum level achieved as a result of the achievement of the company-wide financial goals, and that no reductions were otherwise merited.

Equity Incentives

In 2008, our Board of Directors and stockholders adopted the Equity Incentive Plan and authorized and reserved a total of 4,199,937 shares of our common stock for issuance thereunder. The number of shares authorized and reserved under the Equity Incentive Plan increases on each subsequent January 1 through 2018 by an amount equal to the smaller of (a) 2.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) a lesser amount determined by our Board of Directors. As of January 1, 2013, there is authorized and reserved a total of 9,847,383 shares under the Equity Incentive plan. Shares subject to awards that expire or are cancelled or forfeited will again become available for issuance under the Equity Incentive Plan. The shares available are not reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares are deducted from the shares available under the Equity Incentive Plan.

The following table provides information as of December 31, 2012, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Securityholders	5,957,746	(1)	$14.57	2,771,732	(2)
Equity Compensation Plans Not Approved by Securityholders	None		—	None
Total	5,957,746	(1)	$14.57	2,771,732	(2)

(1)	Includes outstanding options to purchase shares of our common stock under our Equity Incentive Plan.
(2)	Includes shares available for future issuance under our Equity Incentive Plan.

We may grant awards under the Equity Incentive Plan to our employees, officers, directors, or consultants, or those of any future parent or subsidiary corporation or other affiliated entity. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units, and cash-based awards or other stock-based awards to any eligible participant.

Only members of the Board of Directors who are not employees at the time of grant are eligible to participate in the non-employee director awards component of the Equity Incentive Plan. The Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee, sets the amount and type of non-employee director awards to be awarded on a periodic, non-discriminatory basis. Non-employee director awards may be granted in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards.

In the event of a change in control, as described in the Equity Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Equity Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. In connection with a change in control, the Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all non-employee director awards will automatically be accelerated in full, and the vesting of awards held by each of our named executive officers who are parties to employment agreements will automatically be accelerated in full upon termination other than for cause upon or within 12 months following such change in control. The Equity Incentive Plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

Our Board of Directors has approved a policy relating to the granting of stock options and other equity-based awards. Under this policy:

•	all stock option grants, restricted stock awards, and other equity based awards, which we collectively refer to as stock-based grants, must be approved by the Compensation Committee;

•

the date for determining the strike price and similar measurements for stock-based awards will be the date of the meeting (or a date shortly after the meeting) or, in the case of an employee, director, or consultant not yet hired, appointed, or retained, respectively, the subsequent date of hire, appointment, or retention, as the case may be;

•

we will not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or intentionally delay the grant of stock-based awards until after the announcement of materially unfavorable news; and

•	the Compensation Committee will approve stock-based grants only for persons specifically identified at the meeting by management.

Role of the Compensation Consultant

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of our outside compensation consultant. The Compensation Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its consultant to assist the Compensation Committee with its responsibilities related to our executive compensation programs. Mercer’s fees for executive compensation consulting to the Compensation Committee in fiscal year 2012 were $17,500. The executive compensation services that Mercer provided to the Compensation Committee included assisting in revising the Company’s executive compensation strategy as it relates to the use of stock options vs. restricted stock, providing market benchmark information, supporting and reviewing the design of incentive compensation plans, advising on the competitiveness of executive officer compensation and the changes to our named executive officers’ employment agreements, and providing regulatory and corporate governance guidance.

During the fiscal year, Mercer and its MMC affiliates were retained by Company management to provide services unrelated to executive compensation, including insurance brokerage services and services related to the Company’s employee health plans. The aggregate fees paid for those other services in fiscal 2012 were $130,300. The Compensation Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. Based on policies and procedures implemented by the Compensation Committee and by Mercer to ensure the objectivity of Mercer’s individual executive compensation consultant, the Compensation Committee believes that the consulting advice it receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company.

Effect of Accounting and Tax Treatment on Compensation Decisions

Internal Revenue Code Section 162(m) Policy

Section 162(m) of the Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). The performance criteria within our Equity Incentive Plan and our Annual Cash Incentive Plan were approved by our stockholders at our 2011 annual meeting in accordance with Section 162(m).

Internal Revenue Code Section 409A

Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we believe we are currently operating such plans in compliance with Section 409A.

Accounting Standards

Grants of equity awards under the Equity Incentive Plan are recognized as compensation expense for the fair value of equity-based compensation awards. The Compensation Committee considers the accounting implications of significant compensation decisions, including in connection with decisions that relate to the Equity Incentive Plan and equity award programs thereunder. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Conclusion

We believe that the compensation amounts paid to our named executive officers for their service in 2012 were reasonable and appropriate and in our best interests.

Significant Events After December 31, 2012

The Compensation Committee approved grants of restricted stock awards to the Company’s named executive officers, other than Brent D. Richardson, effective March 15, 2013. Each restricted stock award vests 20% on March 1, 2014 (the “First Vesting Date”) and on each of the first four anniversaries of the First Vesting Date. The number of shares granted to each such officer was as follows:

Name	Number of Shares Subject to Restricted Stock Award
Brian E. Mueller	67,500
Dr. W. Stan Meyer	36,000
Daniel E. Bachus	36,000
Joseph N. Mildenhall	36,000
Brian M. Roberts	20,000

Compensation Policies and Practices as Related to Risk Management

In connection with the preparation of this proxy statement, our Compensation Committee reviewed and discussed our compensation policies and practices for senior management, including our named executive officers. In this regard, the Compensation Committee took note of the fact that:

•

We pay base salaries we believe are competitive and that are generally intended to constitute the largest component of cash compensation. We believe that this emphasis on paying competitive base salaries that are not at risk for performance discourages inappropriate risk taking;

•

Our Annual Cash Incentive Plan focuses on the achievement of company-wide revenue and adjusted EBITDA targets, which prevents participants from being able to materially enhance their bonus prospects through excessive or inappropriate risk-taking;

•

The cash payments that may be made to our named executive officers under the Annual Cash Incentive Plan are subject to stated maximum limits, which we believe mitigates any risks that our named executive officers may take; and

•

The equity grants made to our named executive officers, and all other employees, under the Equity Incentive Plan all vest in annual increments over a period of five years, which we believe discourages excessive or inappropriate short-term risk taking.

Based on that review, and with input from management, the Compensation Committee has determined that that there are no known potential risks arising from our compensation polices or practices that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                         Compensation Committee:

                         David J. Johnson (Chair)

                         Jack A. Henry

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered by our principal executive officer, our principal financial officer, our three other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2012 was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year, our Executive Chairman and one additional individual (Dr. Player) who would have been among our three other most highly compensated executive officers but for the fact that she was not serving as an executive officer at the end of the fiscal year ended December 31, 2012. The listed individuals are referred to herein as the “named executive officers.”

Name and Position	Year	Salary ($)	Restricted Stock and Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($) (3)	Total
Brent D. Richardson	2012	$154,471	$—	$37,500	$14,523	$206,494
Executive Chairman	2011 2010	297,500 297,500	— —	18,400 22,600	19,004 17,408	334,904 337,508
Brian E. Mueller	2012	609,692	1,149,525	915,750	2,322	2,677,289
Chief Executive Officer and Director (Principal Executive Officer)	2011 2010	600,000 553,384	1,048,350 1,067,000	441,600 542,400	2,580 2,580	2,092,530 2,165,364
Dr. W. Stan Meyer	2012	355,654	613,080	400,641	5,796	1,375,171
Executive Vice President	2011 2010	350,000 327,692	559,120 426,800	193,200 234,019	5,778 2,745	1,108,098 991,256
Daniel E. Bachus	2012	355,654	613,080	400,641	376	1,369,751
Chief Financial Officer (Principal Financial Officer)	2011 2010	350,000 316,538	559,120 426,800	186,638 237,300	420 420	1,096,178 981,058
Mr. Joseph N. Mildenhall	2012	304,846	851,500	228,938	5,038	1,390,322
Chief Information Officer	2011 2010	300,000 300,000	559,120 266,750	106,650 135,600	5,199 2,963	970,969 705,313
Brian M. Roberts (4)	2012	140,885	334,800	60,500	1,528	537,713
General Counsel
Dr. Kathy Player (5)	2012	253,365	85,150	206,250	3,564	548,329
Associate Provost	2011 2010	275,000 275,000	104,835 266,750	97,075 120,175	3,961 2,610	480,871 664,535

(1)	The amounts shown in this column reflect the compensation costs attributable to the restricted stock awards granted in 2012 and the stock options granted to the named executive officers in 2011 and 2010. The compensation costs are based on the grant date fair value of each stock option and restricted stock award and do not take into account any estimated forfeitures related to service-based vesting conditions, if any. Assumptions used in the calculation of the grant date fair value of each restricted stock award or option granted during the 2012, 2011 and 2010 fiscal years are set forth in Notes 2 and 13 to our financial statements for the fiscal year ended December 31, 2012 included in our 2012 Annual Report on Form 10-K.
(2)	The amounts in this column reflect non-equity incentive payments earned pursuant to our Annual Cash Incentive Plan.
(3)	For Mr. Richardson, the amounts in this column include the value of payments made by us on a Company-owned vehicle used by Mr. Richardson. For Dr. Meyer, Mr. Mildenhall, Mr. Roberts and Dr. Player , the amounts in this column reflect matching payments made by the Company under our 401(k) plan. In 2012, 2011, and 2010, the amounts in this column include company paid life insurance premiums for all named executive officers.
(4)	Mr. Roberts commenced employment with us in May 2012.
(5)	Dr. Player was Grand Canyon University President through August 31, 2012 and, since September 1, 2012, has served as Associate Provost.

2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to incentive plan awards under our Annual Cash Incentive Plan and our Equity Incentive Plan for the fiscal year ended December 31, 2012 to each of our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Restricted Stock Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Restricted Stock Awards(2)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Options (#)
Brent D. Richardson	—	$10,000	$25,000	$37,500	—	$—	$—
Brian E. Mueller	Mar. 12, 2012	310,500	621,000	931,500	67,500	—	1,149,525
Dr. W. Stan Meyer	Mar. 12, 2012	135,844	271,688	407,532	36,000	—	613,080
Daniel E. Bachus	Mar. 12, 2012	135,844	271,688	407,532	36,000	—	613,080
Joseph N. Mildenhall	Mar. 12, 2012	77,625	155,250	232,875	50,000	—	851,500
Mr. Brian Roberts	May 2, 2012	21,000	70,000	91,000	20,000	—	334,800
Dr. Kathy Player	Mar. 12, 2012	7,500	25,000	32,500	5,000	—	85,150

(1)	These amounts reflect the Threshold, Target and Maximum bonuses payable to our named executive officers under our Annual Cash Incentive Plan (based on their base salaries as in effect at year end). All such awards have been paid, and the actual amounts paid are set forth in the Summary Compensation Table above.
(2)	The dollar value reported in this column with respect to restricted stock awards represents the grant date fair value of each restricted share award. A discussion of the fair value of share-based awards and amortization of share-based compensation expense is set forth in Notes 2 and 13 to our financial statements for the fiscal year ended December 31, 2012, included in our 2012 Annual Report on Form 10-K.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2012.

	Option Awards(1)				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (2)	Market Value of Shares of Restricted Stock That Have Not Vested
Brian E. Mueller	30,000	120,000	$15.34	March 11, 2021	67,500	$1,584,225
	40,000	60,000	21.10	February 25, 2020	—	—
	841,130	218,658	12.00	November 19, 2018	—	—
Dr. W. Stan Meyer	16,000	64,000	15.34	March 11, 2021	36,000	844,920
	16,000	24,000	21.10	February 25, 2020	—	—
	329,852	87,463	12.00	November 19, 2018	—	—
Daniel E. Bachus	16,000	64,000	15.34	March 11, 2021	36,000	844,920
	16,000	24,000	21.10	February 25, 2020	—	—
	294,867	78,717	12.00	November 19, 2018	—	—
Joseph N. Mildenhall	16,000	64,000	15.34	March 11, 2021	50,000	1,173,500
	10,000	15,000	21.10	February 25, 2020	—	—
	20,000	30,000	17.03	September 16, 2019	—	—
Mr. Brian Roberts	—	—	—	—	20,000	469,400
Dr. Kathy Player	3,000	12,000	15.34	March 11, 2021	5,000	117,350
	10,000	15,000	21.10	February 25, 2020	—	—
	19,448	8,747	12.00	November 19, 2018	—	—

(1)	The shares covered by the options granted to Mr. Mueller, Dr. Meyer, Mr. Bachus, Mr. Mildenhall and Dr. Player vest in five successive equal annual installments upon the completion of each year of service with us over the five year period measured from their grant date, subject to fully accelerated vesting in the event of a termination of employment by us without cause or by the executive for good reason within 12 months following a change in control of the Company. Mr. Mueller, Dr. Meyer, Mr. Bachus and Mr. Mildenhall also receive partially accelerated vesting through the next vesting date immediately following the date of termination, upon the termination of employment by us without cause or by the executive for good reason.
(2)	The restricted share awards granted to Mr. Mueller, Dr. Meyer, Mr. Bachus, Mr. Mildenhall, Mr. Roberts and Dr. Player vest in five successive equal annual installments upon the completion of each year of service with us over the five year period, subject to fully accelerated vesting in the event of a termination of employment without cause or by the executive for good reason within 12 months following a change in control of the Company. Mr. Mueller, Dr. Meyer, Mr. Bachus and Mr. Mildenhall also receive partial accelerated vesting through the next vesting date immediately following the date of termination, upon the termination of employment by us without cause or by the executive for good reason.

Option Exercises and Stock Vested

The following table provides certain summary information concerning option awards exercised by our named executive officers during the fiscal year ended December 31, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Mr. Brian E. Mueller	33,500	$342,745
Dr. W. Stan Meyer	20,000	$203,200
Mr. Daniel E. Bachus	20,000	$203,300
Mr. Joseph N. Mildenhall	25,000	$175,192
Mr. Brian Roberts	—	—
Dr. Kathy Player	30,000	$328,151

Executive Employment Agreements

We are parties to employment agreements with each of our named executive officers. Each of the agreements have a four-year term, except for Dr. Player’s, which has a two-year term, that automatically renews for one year periods after the initial four-year term unless either party provides written notice that it does not wish to renew the respective agreement. Except with respect to certain items of compensation, as described below, the terms of each agreement are similar in all material respects.

•

The agreement with Mr. Richardson provides for a base salary, subject to annual review by the Compensation Committee, and entitles him to receive performance bonuses as determined by the Compensation Committee based upon the Company’s achievement of performance, budgetary, and other objectives, as set in advance by the Compensation Committee. The agreement does not set a target performance bonus as percentage of base salary, but leaves such target to be determined by the Compensation Committee. In addition, and also as discussed elsewhere in this proxy statement, although Mr. Richardson is eligible to participate in the Equity Incentive Plan, we do not anticipate granting any material awards under the Equity Incentive Plan to him and his agreement does not provide for any such awards.

•

The agreements with each of Mr. Mueller, Dr. Meyer, Mr. Bachus, Mr. Mildenhall, Mr. Roberts and Dr. Player provide for a base salary and a target bonus under our Annual Cash Incentive Plan. Mr. Mueller, Dr. Meyer, Mr. Bachus, Mr. Mildenhall, Mr. Roberts and Dr. Player are also eligible to receive equity incentive awards under our Equity Incentive Plan.

•	Each agreement entitles the executive to receive customary and usual fringe benefits generally available to our senior management, and to be reimbursed for reasonable out-of-pocket business expenses.

•	Each agreement entitles the executive to certain benefits upon his or her termination of employment under specified circumstances.

In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by these executives, see the heading “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Our employment agreements with our named executive officers entitle them to certain severance payments and other benefits in the event of certain types of terminations, which are summarized below.

Termination for Cause

Each of the employment agreements provides that if the named executive officer is terminated by us for “Cause,” the named executive officer will be entitled to receive only his or her base salary then in effect, prorated to the date of termination, and all fringe benefits through the date of termination, and all of such officer’s vested and unvested options will terminate. For purposes of each of the employment agreements, “Cause” is defined as (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to the business of the Company; (b) the executive’s material breach of the employment agreement; (c) the executive’s breach of the Company’s employee nondisclosure and assignment agreement; (d) the executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (e) the executive’s inability to perform the essential functions of the executive’s position, with or without reasonable accommodation, due to a mental or physical disability; (f) the executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors, provided that the executive has received written notice of the action or omission giving rise to such determination and has failed to remedy such situation to the satisfaction of the Board of Directors within 30 days following receipt of such written notice, unless the executive’s action or omission is not subject to cure, in which case no such notice shall be required, or (g) the executive’s death.

Termination Without Cause or Termination for Good Reason

Each of the employment agreements provides that if the named executive officer’s employment is terminated by us without Cause, or by the executive for “Good Reason,” the named executive officer will be entitled to receive his or her base salary then in effect, pro-rated to the date of termination, as well as a severance package consisting of the following:

•

a severance payment equivalent to 12 months of the executive’s base salary (except for Mr. Roberts and Dr. Player, whose payments would be equivalent to 6 months of their respective base salary) then in effect on the date of termination, payable over a twelve month (or six month) period in accordance with our regular payroll cycle commencing with the first payroll date occurring on or after the 60th day following the date of the executive’s termination of employment;

•

payment by us of the premiums required to continue the executive’s group health care coverage for a period of 12 months following the executive’s termination (except for Mr. Roberts and Dr. Player whose payments would be for a period of 6 months following the executive’s termination) under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that the executive timely elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period;

•

with respect to Mr. Mueller, Dr. Meyer, Mr. Bachus and Mr. Mildenhall, an additional severance payment equal to 100% of the named executive officer’s annual target bonus for the year in which such termination occurs, with such amount to be payable over a twelve month period in accordance with our regular payroll cycle; and

•

with respect to Mr. Mueller, Dr. Meyer, Mr. Bachus and Mr. Mildenhall, acceleration of the vesting of the next annual installment under any outstanding stock option or restricted stock award that otherwise would have vested on the next vesting date following the named executive officer’s termination without “cause” or for “good reason” also applies with respect to outstanding restricted stock grants.

To receive the severance package, the executive must: (i) comply with all surviving provisions of his or her agreement, including the non-competition, non-solicitation, and confidentiality provisions described below, and (ii) execute a full general release, releasing all claims, known or unknown, that executive may have against us arising out of or in any way related to executive’s employment or termination of employment with us. In addition, for options that previously vested, the executive has until the earlier of three months from the date of separation and the expiration of the applicable option to exercise such option.

For purposes of each of the employment agreements, “Good Reason” is defined as the occurrence of any of the following conditions without the executive’s written consent, which condition remains in effect 90 days after the executive provides written notice to us of such condition: (a) a material reduction in the executive’s base salary as then in effect prior to such reduction, other than as part of a salary reduction program among similar management employees, (b) a material diminution in the executive’s authority, duties or responsibilities as an employee of the Company as they existed prior to such change, or (c) a relocation of the executive’s principal place of work that increases the executive’s one-way commute distance by more than 50 miles; provided that the executive will be deemed to have given consent to any such condition if the executive does not provide written notice to us of his or her intent to exercise such rights within 30 days following the first occurrence of such condition.

Termination Upon a Change in Control

Each of the employment agreements provides that if the named executive officer’s employment is terminated by us without Cause or by the executive for Good Reason, in each case upon or within 12 months following a “Change in Control,” then, in addition to receiving his or her base salary then in effect, pro-rated to the date of termination, and the severance package described above, the named executive officer will also be entitled to acceleration of the vesting of all stock options and restricted stock held by such executive that have not yet vested as of the date of such termination. For purposes of each of the employment agreements, “Change in Control” is defined as any one of the following occurrences: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total fair market value or total combined voting power of our then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (i) an acquisition of securities by any person who on the effective date of the employment agreement was the beneficial owner of more than 50% of such voting power, (ii) any acquisition of securities directly from us including, without limitation, pursuant to or in connection with a public offering of securities, (iii) any acquisition of securities by us, (iv) any acquisition of securities by a trustee or other fiduciary under a Company employee benefit plan, or (v) any acquisition of securities by an entity owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; (b) the sale or disposition of all or substantially all of the Company’s assets (other than a sale or disposition to one or more subsidiaries of the Company), or any transaction having similar effect is consummated; (c) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) the dissolution or liquidation of the Company.

Non-Competition and Non-Solicitation Obligations

Each of the employment agreements prohibits the executives from engaging in any work that creates an actual conflict of interest with us, and includes customary non-competition and non-solicitation covenants that prohibit the executives, during their employment with us and for 12 months thereafter, from (i) owning (except ownership of less than 1% of any class of securities which are listed for trading on any securities exchange or which are traded in the over the counter market), managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in the operation of a for-profit, postsecondary education institution or any other business that is in the same line of business as us; (ii) soliciting funds on behalf of, or for the benefit of, any for-profit, postsecondary education institution (other than us) or any other entity that competes with us; (iii) soliciting our current or prospective students to be students for any other for-profit, postsecondary education institution; (iv) inducing or attempting to induce any of our employees to leave our employ, or in any way interfering with the relationship between us and any of our employees; or (v) inducing or attempting to induce any of our students, customers, suppliers, licensees, or other business partners to cease doing business with, or modify its business relationship with, us, or in any way interfere with or hinder the relationship between any such student, customer, supplier, licensee, or business partner and us. Each of the executives has separately entered into a confidentiality agreement with us.

The following table provides information regarding the potential payments upon termination without Cause or for Good Reason, as well upon termination without Cause or for Good Reason after a Change in Control of the Company, which would have been paid to each executive in the event he or she had been terminated as of December 31, 2012, the last business day of fiscal year 2012. All payments in connection with any such termination will comply with Section 409A of the Code, to the extent Section 409A applies. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

				Termination without Cause or for Good Reason
	Termination without Cause or for Good Reason			following a Change in Control
	Cash Payment ($)(1)	Benefits ($)(2)	Acceleration of Vesting of Shares and Options ($)(3)	Cash Payment ($)(1)	Benefits ($)(2)	Acceleration of Vesting of Shares and Options ($)(3)
Brent D. Richardson	$125,000	$16,504	$—	$125,000	$16,504	$—
Brian E. Mueller	1,242,000	10,992	3,116,148	1,242,000	10,992	5,511,883
Dr. W. Stan Meyer	633,938	16,504	1,321,225	633,938	16,504	2,471,297
Daniel E. Bachus	633,938	16,504	1,220,906	633,938	16,504	2,370,978
Joseph N. Mildenhall	465,750	13,308	441,030	465,750	13,308	1,692,940
Brian M. Roberts	112,500	6,654	—	112,500	6,654	375,520
Dr. Kathy Player	100,000	2,856	—	100,000	2,856	382,079

(1)	Assumes a termination date of December 31, 2012, and is based on the executive’s salary and target bonus in effect at such date.
(2)	Reflects the cost related to the continuation of the executive’s health benefits for the period specified.
(3)	Calculated based on an assumed termination date of December 31, 2012 and the closing market price of our common stock on the Nasdaq Global Market on such date, less the applicable exercise price for each option for which vesting is accelerated.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2013 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is 3300 W. Camelback Road, Phoenix, Arizona 85017.

The calculations of beneficial ownership in this table are based on 44,973,681 shares outstanding at February 28, 2013.

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Principal Stockholders:
FMR LLC(2)	5,725,973	12.7%
Riverbridge Partners LLC(3)	2,497,932	5.6%
Wells Fargo and Company(4)	2,243,349	5.0%
Directors and Named Executive Officers:
Brent D. Richardson(5)	114,004	0.3%
Brian E. Mueller(6)	937,959	2.1%
Dr. W. Stan Meyer(6)	354,352	*
Daniel E. Bachus(6)	325,802	*
Joseph N. Mildenhall(6)	118,625	*
Brian M. Roberts(6)	20,000	*
Dr. Kathy Player	42,448	*
David J. Johnson	7,368	*
Jack A. Henry	14,116	*
Bradley A. Casper	4,639	*
Kevin F. Warren	875	*
Sara R. Dial	—	*
All directors and executive officers as a group (12 persons)	1,940,188	4.3%

*	Represents beneficial ownership of less than 1%
(1)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)	This information for FMR, LLC is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013. The address for FMR, LLC is 82 Devonshire Street, Boston, MA 02109.
(3)	This information for Riverbridge Partners LLC is based on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2013. The address for Riverbridge Partners is 80 S. Eighth St., Suite 1200, Minneapolis, MN 55402.
(4)	This information for Wells Fargo and Company is based on a Schedule 13G filed with the Securities and Exchange Commission on June 11, 2012. The address for Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94163.
(5)	Consists of 114,004 shares of common stock held of record by Exeter Capital, LLC, a limited liability company of which Mr.Richardson is the manager, which are attributable to, and beneficially owned by, Mr. Richardson.
(6)	Includes shares of common stock issuable upon exercise of vested stock options and unrestricted and restricted stock awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a written related party transactions policy, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Under the policy, if we should discover related party transactions that have not been pre-approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. In addition, under the policy, certain types of transactions have been pre-approved by the Audit Committee, including employment arrangements with executive officers, director compensation, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions, and banking-related service transactions.

Certain Transactions

Set forth below is a summary of certain transactions since January 1, 2012, in which the Company was or is to be a participant and involving our directors, executive officers, beneficial owners of more than 5% of our common stock, and some of the entities with which the foregoing persons are affiliated or associated, and in which the amount involved exceeds or will exceed $120,000.

Agreements with Mind Streams and Lifetime Learning

Through December 2010, we were a party to a revenue sharing arrangement (the Collaboration Agreement) with Mind Streams, L.L.C. (Mind Streams), which is owned and operated, in part, by Gail Richardson, the father of Brent D. Richardson, our Executive Chairman, pursuant to which we paid to Mind Streams a percentage of the net revenue that we actually received from applicants recruited by Mind Streams who matriculated at the University. Mind Streams bore all costs associated with the recruitment of these applicants.

As a result of new rules adopted by the Department of Education in October 2010 and effective July 1, 2011, we determined that revenue sharing arrangements like the agreement with Mind Streams most likely would no longer be permitted. Accordingly, we allowed the agreement with Mind Streams to expire by its terms effective December 30, 2010 and we paid Mind Streams an agreed upon amount in consideration for amounts that we would owe to Mind Streams under the Collaboration Agreement following such expiration in respect of anticipated net revenue derived from currently matriculated students identified by Mind Streams who continued to take courses at the University in the future. Leading up to the effective date of the new rules, the Department of Education made certain clarifications, which we determined would permit revenue sharing arrangements although on significantly different terms than the prior Collaboration Agreement. Accordingly, in the third quarter of 2011, we entered into a new agreement with Mind Streams that is in accordance with the requirements specified by the Department of Education. Additionally in 2010, Gail Richardson, a related party, formed a new entity, Lifetime Learning, for the purpose of generating and selling leads to the Company and other entities in the education sector. For the year ended December 31, 2012, we expensed approximately $2.3 million pursuant to these arrangements, and, as of December 31, 2012, approximately $0.5 million was due to Mind Streams and Lifetime Learning.

Grand Canyon University Foundation

Grand Canyon University Foundation (“GCUF”) was formed in 2010 to support public charities. The University’s President serves as the president of GCUF. All of the board seats are taken by University executives and employees. The University is not the primary beneficiary of GCUF, and accordingly, the University does not consolidate GCUF’s statement of activities with its financial results. Since the formation of GCUF, the University has contributed $0.2 million for the year ended December 31, 2012 to non-affiliated public charities and no amounts were owed at December 31, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our Company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our Company and written representations from our Company’s directors and executive officers, all reports required by Section 16(a) were filed on a timely basis for the fiscal year ended December 31, 2012.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona, 85017, Attn: Investor Relations, or by calling (602) 639-7500.

ADDITIONAL INFORMATION

Our 2012 annual report and our Annual Report on Form 10-K for fiscal year 2012, including financial statements, are available electronically along with our proxy statement to all stockholders of record as of March 26, 2013, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. Stockholders who wish to obtain a copy of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2012, and our proxy statement may do so without charge by writing to Investor Relations, Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona 85017.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the Annual Meeting calling for a vote of stockholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.

By Order of the Board of Directors,

Brian E. Mueller

Chief Executive Officer and Director

Dated: March 27, 2013

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Mountain Time, on Wednesday, May 15, 2013.

Vote by Internet

Go to www.envisionreports.com/LOPE

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3.

1. Election of Directors: 01 - Brent D. Richardson 02 - Brian E. Mueller 03 - David J. Johnson

04 - Jack A. Henry 05 - Bradley A. Casper 06 - Kevin F. Warren

07 - Sara R. Dial

Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any

FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below.

For Against Abstain

2. To approve, on an advisory basis, the compensation of our 3. To ratify the appointment of KPMG LLP as our named executive officers. independent registered public accounting firm for the fiscal year ending December 31, 2013.

B Non-Voting Items

Change of Address — Please print new address below.

For Against Abstain

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear on the proxy. If held in joint tenancy, all persons must sign. Trustee, administrators, etc., should include title and authority. Corporations should provide the full name of corporation and the title of the authorized officer signing the proxy.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 16, 2013

10:00 a.m.

Grand Canyon University Arena

3300 W. Camelback Road

Phoenix, Arizona 85017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2013. This proxy statement and our annual report for the year ended December 31, 2012, are available and may be viewed at

www.edocumentview.com/LOPE.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Grand Canyon Education, Inc.

Notice of 2013 Annual Meeting of Stockholders

Grand Canyon University Arena

3300 W. Camelback Road

Phoenix, Arizona 85017

Proxy Solicited by Board of Directors for Annual Meeting — Thursday, May 16, 2013

Brian E. Mueller, Daniel E. Bachus, and Brian M. Roberts, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Grand Canyon Education, Inc. to be held on Thursday, May 16, 2013 or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2

AND 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)